MethylGene US Inc.                                    Exhibit 10.22

May 20, 2013

James G. Christensen, Ph.D.

Dear James,
We, the “Company” (“MethylGene US Inc., soon to be Mirati Therapeutics Inc.”) are very pleased to extend you an offer of employment for the position of Vice President of Research. We are confident that you will play a critical role on our team in reaching the challenging goals we have set for the Company, and are excited about the significant contributions that we know you will make in helping us reach them.
In your capacity as Vice President of Research, you will have overall responsibility for Discovery, Translational and Chemistry Research. In partnership with the leadership team, you will determine the strategy for all research activities at Mirati Therapeutics including Discovery Research, Translational Research and Chemistry Research. You will supervise all staff (full time employees and consultants) in the Discovery, Translational and Chemistry groups. In addition, you will work with the leadership team to evaluate all potential external licensing and partnership opportunities. You will establish and maintain external collaborations with scientific and translational research thought leaders. As Vice President of Research, you will report to the President and Chief Executive Officer, Charles M. Baum.

Your starting date will be jointly agreed upon, but is expected to be on or about June 24, 2013. The terms of your compensation package are as follows:

•	Your annual base salary will be $US270,000 payable bi-weekly adjusted from time-to-time through the Company’s ordinary compensation practices.

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You are eligible to receive an annual cash bonus up to 30% of your base salary, based on achievement of performance objectives and goals to be established by the Company in consultation with you. You will be eligible for a bonus in 2013, prorated to your start date and based on satisfactory performance. You must continue to be employed through the date the bonus is paid in order to earn a bonus for any particular year, unless the Board of Directors of the Company (the “Board”) determines, in its sole discretion, that you have earned a bonus prior to such time. In accordance with Company policies, you will be entitled to accrue up to four (4) weeks of paid time off during each calendar year (January 1- December 31), subject to applicable maximum accrual caps, and you will also be entitled to certain paid holidays.

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You will receive a signing bonus of $US75,000. This bonus will be paid within the first thirty (30) days after joining the Company, if you commence employment on or about June 24, 2013. In the event you voluntarily leave the Company prior to your first anniversary date, you would need to reimburse the Company for a prorated amount of this bonus.

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Stock options will be issued to you to purchase 1,500,000 shares of MethylGene common stock at the next Board of Directors’ meeting following your hire date where options are awarded, tentatively scheduled for June 2013, in accordance with the terms of the Company’s stock option plan. Because of the plans to move the Company and list on the NASDAQ exchange, these options may be subject to a reverse stock split and be issues under the new equity plan in which case the option grant would be for 30,000 shares on a post split basis assuming a 50:1 reverse split as currently proposed. Your percentage ownership reflected by the options would remain the same pre and post-split.

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The Company will provide you with comprehensive health benefits as part of a health insurance plan as provided by the Company’s health insurance provider (Aetna). In the event of a waiting period, MethylGene will cover your monthly COBRA costs in order for you to maintain health coverage in the US. The Company will also provide a 401K contribution up to a maximum of $2,500 for 2013 and future years as determined from time-to-time by the Board of Directors.

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The Company will provide you with three (3) months of salary in the event you are dismissed for reason(s) other than cause. In addition, you will entitled to three (3) weeks for each completed year of service up to a maximum total of six (6) months of salary, in the event you are dismissed for reason(s) other than cause. Such Severance Payment will be conditioned upon you providing an executed waiver and release of claims in a form acceptable to the Company within the applicable deadline described therein and permitting the release to become effective in accordance with its terms, which date may not be later than sixty (60) days after your termination with us (the “Release Deadline”). The Severance Payment will be made to you on the Release Deadline.

For purposes of this letter agreement, the term “Cause” means (i) your neglect or failure to conscientiously and diligently carry out your job functions after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iii) your material breach of this letter agreement, the Company’s Proprietary Information and Inventions Assignment Agreement, or any code of ethics or business conduct policy adopted by the Company from time to time; or (iv) your commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude. Any termination due to your death or disability will not constitute a termination for “Cause.”

It is understood that any fringe benefit (including health benefits and pension contribution) could be altered or rescinded at the sole discretion of the Company.

You will be required to complete the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement upon commencement of employment with MethylGene, all which will form parts of an employment agreement with you reflecting the terms of this letter. In addition, you will need to warrant that you have not executed an agreement with past employers, which would prohibit you from working with the Company. MethylGene would also like to advise you that it is the Company’s policies to have all employees honor any confidentiality agreements they may have executed with previous employers.

Should you decide to accept our offer, you will be an at-will employee with the company. This means the employment relationship can be terminated by either one of us at any time for any reason. Finally, this offer is subject to MethylGene’s completion of satisfactory references.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, MethylGene Canada or MethylGene US Inc., you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, MethylGene Canada or MethylGene US Inc., or the termination of your employment from the

Company, MethylGene Canada or MethylGene US Inc., shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request). The arbitration shall take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. Both you and the Company each acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall pay all arbitration fees and costs in excess of the administrative fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

We are tremendously excited about having you on our team and we look forward to your acceptance of our offer. If you accept employment with the Company on the terms above, please sign below by May 24, 2013. Our offer will terminate after such date.

Please contact me if there is anything further I can do to assist you.

Regards,

/s/ Charles M. Baum__________________
Charles M. Baum, MD, PhD
President & Chief Executive Officer

cc:    Rona Rosen, Human Resources Consultant

Signature:     /s/ James Christensen__________________
James Christensen
Date:         ___May 25, 2013______________________